Exhibit 99

N E W S R E L E A S E

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG REPORTS 24% INCREASE IN NET INCOME IN 2007 SECOND QUARTER

BUFFALO, N.Y. — July 24, 2007 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced its financial results for the 2007 second quarter which ended on June 29, 2007. CTG reported 2007 second quarter revenue of $80.1 million, compared with 2006 second quarter revenue of $85.8 million. Operating income was $1.8 million in the second quarter of 2007, 14.1 percent higher than $1.5 million in the 2006 second quarter. CTG’s net income for the 2007 second quarter was $1.0 million or $0.06 per diluted share, a 23.6 percent increase from 2006 second quarter net income of $0.8 million, or $0.05 per diluted share. Net income before equity-based compensation expense (1) for the 2007 second quarter was $1.2 million or $0.07 per diluted share, a 21.2 percent increase from $1.0 million or $0.06 per diluted share in the 2006 second quarter.

“An increased mix of higher margin solutions work contributed to CTG’s second quarter improvement in profitability on lower year-over-year revenues,” said CTG Chairman and Chief Executive Officer James R. Boldt. “The decline in revenue from last year is due to the reduction in demand from a significant staffing customer at mid-year 2006 which was offset in part over the last year with increased business from other clients, particularly in Europe. CTG’s recent growth in more profitable solutions business also helped us achieve second quarter earnings at the mid-point of our guidance despite lower than anticipated staffing revenue. The continued growth in our healthcare vertical and European operations is supporting our focus in 2007 on further improving operating margins by increasing our mix of solutions work which rose from 27 percent a year ago to 31 percent in the quarter.”

Mr. Boldt continued, “New business activity is robust for our testing offering in Europe as well as in the U.S. life sciences market. During the quarter, we added a large multi-year outsourcing engagement for a healthcare provider and a significant systems recovery project for an oil and energy client. We also made further progress in penetrating the healthcare payer market with our integration offering. We see significant future opportunities in this market as healthcare insurance providers are moving toward integrating the disparate systems and operations of merged and acquired companies.”

For the 2007 first half, CTG reported revenue of $160.2 million, compared with 2006 first half revenue of $169.4 million. Year-to-date operating income in 2007 was $3.0 million, approximately the same as $3.1 million in the corresponding 2006 period. CTG’s net income in the 2007 first half increased 33% to $2.1 million, or $0.13 per diluted share, from 2006 first half net income of $1.6 million, or $0.09 per diluted share. Net income before equity-based compensation expense (1) for the 2007 first half was $2.4 million or $0.14 per diluted share, and excludes equity-based compensation expense of $0.3 million. Net income for the 2007 first half reflects the favorable net effect in the first quarter of a two cent per diluted share gain on the sale of stock CTG owned in a health benefits firm.

During the second quarter of 2007, CTG repurchased 141,064 of its shares and has repurchased approximately 1.1 million shares since it resumed the repurchase of its common stock in May 2005. As of June 29, 2007, the Company had approximately 1.1 million shares available for repurchase.

CTG updated its guidance for 2007. Based on first half results and current business and market conditions, CTG now expects that its 2007 revenue will range from $320 million to $330 million, net income per diluted share to range from $0.25 to $0.29, 19 to 38 percent higher than 2006, and net income before equity based compensation to range between $0.29 and $0.33 per diluted share, 21 to 38 percent higher than 2006. Mr. Boldt commented, “We are adjusting our revenue forecast for the year to reflect lower than expected demand from our staffing business while leaving our earnings guidance essentially unchanged based on the growth we are seeing in our more profitable solutions business.”

CTG also issued guidance for the third quarter of 2007 with revenue expected to range from $80 million to $82 million. The Company projects 2007 third quarter net income per diluted share will range from $0.05 to $0.07 and that net income before equity-based compensation expense (1) for the quarter will range from $0.06 to $0.08.

Mr. Boldt concluded, “Over the last two years, CTG has outperformed many of our competitors in the IT services sector through our focus on offering in-demand niche solutions to higher growth vertical markets. The success of this strategy is reflected in CTG recently being named to the Business 2.0 B2 100 annual ranking of the 100 fastest-growing U.S. technology companies, placing #69 overall and #11 among companies in the Business Services category. Looking ahead, we see our expanding solutions business and the strength of our healthcare and European operations keeping us on track for increasing CTG’s margins and profitability in 2007 while providing significant long-term opportunities to grow our business ahead of the market.”

Backed by 41 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,300 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2006 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)	On January 1, 2006, the Company adopted the provisions of FAS 123R, “Share-Based Payment” on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.

For the purposes of this calculation, Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense excludes all equity-based compensation expense, net of income tax. Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense are not measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, net income or net income per diluted share calculated in accordance with GAAP. As the calculation of Net Income or Net Income per Diluted Share before Equity-Based Compensation are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare net income or net income per diluted share on a year-over-year basis excluding equity-based compensation expense, net of income tax, as it is a non-cash expense item. To mitigate this limitation, the Company has provided net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

Other than to measure net income and net income per share year-over-year on a consistent basis excluding equity-based compensation expense, net of tax, the Company does not utilize Net Income or Net Income per Diluted Share before Equity-Based Compensation Expense for any other purpose.

CTG will hold a conference call on Wednesday July 25, 2007 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time July 25, 2007 and 12:00 p.m. Eastern Time July 28, 2007 by dialing 1-800-475-6701 and entering the conference ID number 853903.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. It will also be broadcast by Shareholder.com at: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26540&c=CTGX&mediakey=37B9BD7D40D9A689044F83A88A735123&e=0. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will be archived on CTG’s web site for 90 days following completion of the conference call.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Revenue	$80,140	$85,765	$160,156	$169,408
Direct costs	62,173	67,058	124,759	132,583
Selling, general and administrative expenses	16,206	17,164	32,356	33,721

Operating income	1,761	1,543	3,041	3,104
Other income (expense), net	(127)	(149)	387	(471)

Income before income taxes	1,634	1,394	3,428	2,633
Provision for income taxes	635	586	1,307	1,038

Net income	$999	$808	$2,121	$1,595

Net income per share:
Basic	$0.06	$0.05	$0.13	$0.10

Diluted	$0.06	$0.05	$0.13	$0.09

Weighted average shares outstanding:
Basic	16,309	16,446	16,338	16,497
Diluted	16,758	16,843	16,798	16,837

Calculation of Net Income and Net Income per Diluted Share Before Equity-Based Compensation Expense (1)

	For the Quarter Ended		For the Two Quarters Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Net income	$999	$808	$2,121	$1,595
Equity-based compensation, net of income tax	155	144	255	234

Net income before equity-based compensation expense	$1,154	$952	$2,376	$1,829

Net income per diluted share before equity-based compensation expense	$0.07	$0.06	$0.14	$0.11

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 29, 2007	June 30, 2006
Current Assets:
Cash and cash equivalents	$3,260	$4,310
Accounts receivable, net	56,541	52,718
Other current assets	4,124	3,912

Total Current Assets	63,925	60,940
Property and equipment, net	5,622	6,380
Goodwill	35,678	35,678
Other assets	8,466	8,761

Total Assets	$113,691	$111,759

Current Liabilities:
Accounts payable	$8,542	$8,308
Accrued compensation	20,475	24,286
Current portion of long-term debt	5,030	—
Other current liabilities	6,493	7,080

Total Current Liabilities	40,540	39,674
Long-term debt	—	3,150
Other liabilities	9,754	9,891
Shareholders’ equity	63,397	59,044

Total Liabilities and Shareholders’ Equity	$113,691	$111,759

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.